Exhibit 10.3

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [●], 2026, by and among Renaissance Nuclear, Inc., a Delaware corporation (“Parent”) (formerly known as Digital Asset Acquisition Corp., a Cayman Islands exempted company prior to its domestication as a Delaware corporation), DAAQ Sponsor LLC, a Delaware limited liability company (the “Sponsor”), certain current and/or former shareholders, officers and directors of Titan Strategics Holdings Ltd, a Cayman Islands exempted company (the “Company”), identified on the signature pages and as set forth on Schedule I hereto (such persons, the “Company Holders”), and other persons and entities identified on the signature pages and as set forth on Schedule I hereto (collectively with the Sponsor, the Company Holders and any person or entity who hereafter becomes a party to this Agreement, the “Holders” and each, a “Holder”).

A. Parent and the Company have entered into that certain Merger Agreement dated as of October 7, 2026 (as amended or modified from time to time, the “Merger Agreement”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Merger Agreement.

B. On the date hereof, pursuant to the Merger Agreement, the Holders received Parent Common Shares in connection with the transactions contemplated therein.

C. As a condition of, and as a material inducement for Parent to enter into and consummate the transactions contemplated by the Merger Agreement, the Holders have agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period provided in Section 1(d) hereof, each Holder agrees that it, he or she will not offer, sell, contract to sell, hypothecate, pledge, encumber, grant any option to purchase or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position with respect to, any of the Lock-up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic or voting consequences of ownership of the Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make or to enter into any transaction specified above (such transaction, a “Transaction”), or engage in any Short Sales (as defined below) with respect to the Lock-up Shares (the “Lock-up”).

(b) In furtherance of the foregoing, during the Lock-up Period, Parent will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement or prospectus, and (ii) notify Parent’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct Parent’s transfer agent not to process any attempts by any Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement. In addition to any other applicable legends, each certificate or book entry position representing the Lock-up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SHARES (THE “ISSUER”) AND THE ISSUER’S STOCKHOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(d) The term “Lock-up Period” means, subject to Section 1(e), the period commencing on the Closing Date and ending on the eighteen-month anniversary thereof, during which the Lock-up Shares shall be released from the Lock-up in five equal installments in accordance with the following schedule:

i.	20% of the Lock-up Shares shall be released from the Lock-up on the six-month anniversary of the Closing Date;

ii.	20% of the Lock-up Shares shall be released from the Lock-up on the nine-month anniversary of the Closing Date;

iii.	20% of the Lock-up Shares shall be released from the Lock-up on the twelve-month anniversary of the Closing Date;

iv.	20% of the Lock-up Shares shall be released from the Lock-up on the fifteen-month anniversary of the Closing Date; and

v.	20% of the Lock-up Shares shall be released from the Lock-up on the eighteen-month anniversary of the Closing Date.

(e) Notwithstanding anything in this Agreement to the contrary, if at any time during the Lock-up Period, the Uranium Spot Trade Price for any 20 Trading Days within any 30 consecutive Trading Day period equals or exceeds:

i.	$135, then 20% of the Lock-up Shares shall be released from the Lock-up, in the aggregate;

ii.	$157, then 40% of the Lock-up Shares shall be released from the Lock-up, in the aggregate; and

iii.	$179, then 60% of the Lock-up Shares shall be released from the Lock-up, in the aggregate.

For the avoidance of doubt, the percentages set forth in clauses (i), (ii) and (iii) above represent the aggregate percentage of Lock-up Shares subject to release pursuant to this Section 1(e) and are not cumulative, and in no event shall more than 60% of the Lock-up Shares be released pursuant to this Section 1(e). Any Lock-up Shares released pursuant to this Section 1(e) shall be in addition to, and shall not reduce, any Lock-up Shares that have been or are to be released pursuant to the time-based schedule set forth in Section 1(d).

(f) The term “Lock-up Shares” means, in the case of each Holder, 70% of the Parent Common Shares and any other equity securities convertible into or exercisable or exchangeable for or representing the rights to receive Parent Common Shares, if any, beneficially owned by such Holder immediately following the Closing, as set forth on Schedule I attached hereto. Notwithstanding the foregoing, the Lock-up Shares shall not include (i) Parent Common Shares acquired by any such Holder in open market transactions during the Lock-up Period or (ii) the Advisor Shares.

(g) The term “Trading Day” means any day on which both TradeTech, LLC and UxC, LLC publish a U₃O₈ spot price; provided that, if either TradeTech, LLC or UxC, LLC ceases publishing such spot price or does not publish such spot price for five consecutive Business Days, “Trading Day” shall mean any day on which the remaining publisher publishes a U₃O₈ spot price or, if neither publisher continues to publish such spot price, any day on which a comparable replacement uranium pricing source selected by the Company in good faith publishes a U₃O₈ spot price.

(h) The term “Uranium Spot Trade Price” means, for any Trading Day, the arithmetic average of the U₃O₈ spot prices per pound most recently published by TradeTech, LLC and UxC, LLC as of such Trading Day and reported on Cameco Corporation’s uranium price webpage; provided that, if only one such price is available, the available price shall control.

2. Beneficial Ownership. Each Holder hereby represents and warrants that it, he or she does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any Parent Common Shares, or any economic interest in or derivative of such shares, other than the Parent Common Shares set forth opposite such Holder’s name on Schedule I attached hereto under the column “Parent Common Shares Beneficially Owned Immediately Following Closing”.

3. Permitted Transfers. Notwithstanding the foregoing, and subject to the conditions below, a Holder may transfer Lock-up Shares in connection with, as applicable, (a) transfers or distributions to such Holder’s current or former general or limited partners, managers or members, shareholders, other equity holders, consultants or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)), including any investment fund, special purpose vehicle or other entity that controls or manages, is under common control or management with, or is controlled or managed by, such Holder, or to the estates of any of the foregoing; (b) transfers by bona fide gift or gifts to a member of such Holder’s immediate family or to a trust, the beneficiary of which is such Holder or a member of such Holder’s immediate family for estate planning purposes, or to a charitable organization; (c) by virtue of a will, testamentary document or the laws of descent and distribution upon death of such Holder; (d) pursuant to a qualified domestic relations order or as required by a divorce settlement; (e) transfers to Parent’s officers, directors or their affiliates; (f) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent or which results in all of the holders of Parent Common Shares having the right to exchange their Parent Common Shares for cash, securities or other property subsequent to the consummation of such transaction; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares subject to this Agreement shall remain subject to this Agreement; and (g) to the extent required by any legal or regulatory order; provided, however, that, in the case of any transfer pursuant to the foregoing clauses (a) through (e), it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-up Period.

4. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, arrangement, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. Each Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of the Company, the Company’s legal counsel, Parent, Parent’s legal counsel, or any other person.

5. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to any Holder in connection with this Agreement.

6. Removal of Restrictive Legends and Withdrawal Stop Transfer Instructions Upon Release. Upon the release of any portion of a Holder’s respective Lock-up Shares from the Lockup in accordance with Section 1 hereof, Parent shall promptly (but in no event more than two Business Days following the date of such release) instruct Parent’s transfer agent in writing to remove any restrictive legend above and/or withdraw any stop transfer instructions with respect to the applicable portion of the Lock-Up Shares.

7. Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or nationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by electronic mail, on the date of transmission with affirmative confirmation of receipt; or (c) three Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)	If to Parent, to:

Renaissance Nuclear, Inc.

[Address]

Attention:

E-mail:

with a copy to (which copy shall not constitute notice):

[__________]

[Address]

Attention:

E-mail:

(b)	If to a Holder, to the address set forth on Schedule I attached hereto;

or to such other address(es) as any party may have furnished to the others in writing in accordance herewith.

Notices or other communications to any other Holder that becomes a party hereto pursuant to a joinder agreement or other instrument executed by such Holder and binding such Holder to the terms of this Agreement shall be delivered to the address set forth in such joinder agreement or other instrument.

8. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

9. Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

10. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. Each Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Parent and its successors and assigns. No party hereto may, except as set forth herein, assign either this Agreement or any of its rights, interests, or obligations hereunder, including by merger, consolidation, operation of law or otherwise, without the prior written consent of the other parties. Any purported assignment or delegation in violation of this paragraph shall be void and ineffectual, and shall not operate to transfer or assign any interest or title to the purported assignee.

11. Severability. This Agreement shall be deemed severable, and a determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, the parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12. Entire Agreement; Amendment. This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous understandings and agreements related hereto (whether written or oral), to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof. This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

13. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as may reasonably be considered within the scope of such party’s obligations hereunder, in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

15. Dispute Resolution. Sections 11.15 and 11.16 of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes, claims or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, and shall survive the Closing.

16. Governing Law. Section 11.7 of the Merger Agreement is incorporated by reference herein to apply with full force to this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby.

17. Prior Agreement. For those parties to the letter agreement dated as of April 28, 2025, by and among Parent, the Sponsor and the other parties thereto (the “Letter Agreement”) who are also parties to this Agreement, the lock-up provisions in this Agreement shall supersede the lock-up provisions in the Letter Agreement, including, for the avoidance of doubt, Section 7 of the Letter Agreement. Such provisions of the Letter Agreement shall be of no further force or effect as to such parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Renaissance Nuclear, Inc.

By:
Name:
Title:

HOLDERS:

[__________]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Schedule I

Parent Common Shares Subject to Lock-Up

Holder Name	Address	Parent Common Shares Beneficially Owned Immediately Following Closing	Lock-Up Shares[1]

[1]	For each Holder, insert number of Parent Common Shares equal to 70% of the Parent Common Shares listed for such Holder under column “Parent Common Shares Beneficially Owned Immediately Following Closing”.